Exhibit 10.30

September 28, 2016

Joseph C. Papa

Chairman and Chief Executive Officer Valeant Pharmaceuticals International, Inc.

Dear Joe:

Reference is made to my retention letter agreement from you on behalf of Valeant Pharmaceuticals International, Inc. (the “Company”) dated May 6, 2016 (my “Retention Agreement”), which amends the terms of my employment letter agreement from the Company dated June 10, 2015 (my “Employment Agreement”) for the period between May 6, 2016 and December 31, 2016.

Pursuant to my Retention Agreement, I am entitled to receive certain additional compensation and benefits based, in part, on my continued employment with the Company or, under certain conditions, if the Company terminates my employment without cause, or if I resign for “good reason” (as defined in my Retention Agreement). At the time my Retention Agreement was executed, I held the position of Executive Vice President and Chief Financial Officer, reporting directly to the Chief Executive Officer. In addition, I served as a member of the Executive Committee. On or about August 22, 2016, I was asked to take on a new role within the Company as Executive Vice President, Corporate Development and Strategy with diminished responsibilities.

By this letter, I hereby affirm, and by signing below, the Company hereby acknowledges and agrees, that (i) I have not given my “consent,” as that term is used in the definition of “good reason” in my Retention Agreement, to the reduction in my duties and diminishment of my responsibilities, (ii) I continue to retain, and have not waived, all rights I have under my Retention Agreement and my Employment Agreement to object to the reduction in my duties and diminishment of my responsibilities and claim “good reason” for my resignation, and (iii) that, by continuing to serve in the role of Executive Vice President, Corporate Development and Strategy, I have not waived any of my rights under my Retention Agreement . I understand and agree that in order to receive the compensation and benefits provided under my Retention Agreement and my Employment Agreement in the event of my resignation for “good reason” as a result of such reduction in my duties and diminishment of my responsibilities, I will be required to comply with all of the terms of such agreements, including, without limitation, my obligation, as requested by the Company, to remain employed at the Company through December 31, 2016 (or such earlier date as requested by the Company in its sole discretion) and to continue to perform my job duties plus any duties related to the transition of my role as Chief Financial Officer through December 31, 2016, and to execute and not revoke a general release of claims in exchange for the receipt of such compensation and benefits.

The Company and I hereby acknowledge and agree that the terms of my Employment Agreement, shall remain in full force and effect in accordance with its terms. The terms of the Retention Agreement will remain in effect to December 31, 2016.

In the event that the Company and I agree that my employment with the Company shall continue beyond December 31, 2016, the terms of my continued employment will be negotiated and memorialized in writing at that time.

[Signature Page Follows]

Agreed and Accepted:

/s/ Robert L. Rosiello	/s/ Joseph Papa
Robert L. Rosiello	Joseph Papa
Chairman and Chief Executive Officer

[Signature Page to Rosiello Transition Letter]